Exhibit 16.1

July 15, 2024

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Denali Capital Acquisition Corp. under Item 4.01 Changes in Registrant’s Certifying Accountant section of its Form 8-K dated July 15, 2024. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Denali Capital Acquisition Corp. contained therein.

Very truly yours,

/s/ Marcum LLP
Costa Mesa, CA